Exhibit 99.6(a)

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 6, 2015, is entered into by and among Symmetric Capital LLC, a Florida limited liability company (the “Purchaser”), and Michael S. Steiner and Robert M. Steiner (collectively, the “Sellers”). The Sellers and the Purchaser are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Michael Steiner owns 2,528,746 shares (the “MS Shares”) of Common Stock, par value $0.025 per share (the “Common Stock”), of EnviroStar, Inc., a Delaware corporation (the “Company”), Robert Steiner owns 1,009,548 shares (the “RS Shares” and collectively with the MS Shares, the “Shares”) of the Company’s Common Stock, and the Shares collectively represent approximately 50.3% of the issued and outstanding shares of the Company’s Common Stock; and

WHEREAS, in accordance with the terms and subject to the conditions set forth herein, (i) Michael Steiner desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire from Michael Steiner, 1,928,646 of the MS Shares (the “MS Purchased Shares”), and (ii) Robert Steiner desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire from Robert Steiner, 909,548 of the RS Shares (the “RS Purchased Shares” and, collectively with the MS Purchased Shares, the “Purchased Shares”), such that immediately after giving effect to the transactions contemplated hereby, the Purchaser would own approximately 40.35% of the shares of the Company’s Common Stock and the Sellers would collectively own approximately 9.95% of the shares of the Company’s Common Stock, in each case on a fully diluted basis.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1.          Purchase and Sale of Purchased Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, (a) Michael Steiner shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from Michael Steiner, the MS Purchased Shares, and (b) Robert Steiner shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from Robert Steiner, the RS Purchased Shares, such that immediately after giving effect to the transactions contemplated hereby, the Purchaser will own approximately 40.35% of the shares of the Company’s Common Stock and the Sellers will collectively own approximately 9.95% of the shares of the Company’s Common Stock, in each case on a fully diluted basis.

Section 1.2.          Closing.

(a)          The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Suite 2200, Miami, Florida 33130, or such other place as the Parties agree or by means of electronic communications, and shall occur at 5:00 p.m., Eastern time, on the date hereof (the “Closing Date”).

(b)          At the Closing, Michael Steiner and Robert Steiner shall deliver to Purchaser duly executed stock certificates evidencing the MS Purchased Shares and the RS Purchased Shares, respectively, in each case with a stock power or other appropriate instrument(s) of transfer attached (duly endorsed or otherwise in form sufficient for transfer).

(c) At the Closing, the Purchaser shall pay to the Sellers the Purchase Price (as defined below) in accordance with Section 1.3, and the Parties shall execute (to the extent applicable) and deliver each of the other closing deliverables set forth in Article IV.

Section 1.3.          Purchase Price. The aggregate cash purchase price to be paid to the Sellers by the Purchaser for the Purchased Shares at the Closing is $6,102,117.10 (the “Purchase Price”). The Purchase Price shall be allocated among the Sellers as follows: $4,146,588.90 to Michael Steiner; and $1,955,528.20 to Robert Steiner. The Purchaser shall pay the Purchase Price due to each Seller via a cashier’s check in such Seller’s name.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser as of the date of this Agreement as follows (it being acknowledged and agreed to by the Purchaser that the representations and warranties set forth in this Article II are being made by each Seller only as to such Seller and not the other Seller):

Section 2.1.          Authority; Capacity. Such Seller is under no impairment or other disability, legal, physical, mental or otherwise, that would preclude or limit the ability of such Seller to (a) enter into this Agreement or any other agreement or instrument being executed and delivered by such Seller in connection with the transactions contemplated by this Agreement or (b) perform his obligations hereunder or thereunder.

Section 2.2.          Enforceability. This Agreement and all other agreements and instruments being executed and delivered by such Seller on or prior to the date hereof in connection with the transactions contemplated by this Agreement constitute valid and binding agreements of such Seller, enforceable against such Seller in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable Law (as defined below).

For all purposes of this Agreement, the term “Law” means any applicable U.S. domestic, foreign or international, federal, state or local or foreign law, statute, ordinance, rule, regulation, permit, order, judgment or decree.

Section 2.3.          Non-contravention. Neither the execution and delivery of this Agreement by such Seller or any other agreement or instrument being executed and delivered by such Seller in connection with the transactions contemplated by this Agreement nor the performance by such Seller of his obligations hereunder or thereunder will: (a) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (i) any agreement or other instrument, or (ii) any Law or other restriction of any Governmental Authority (as defined below), in each case, to which such Seller is a party or by which such Seller is bound or to which any of his assets or properties are subject; or (b) result in the creation or imposition of any Liens (as defined below) on the Shares other than Liens under the Purchaser-Sellers Stockholders Agreement (as defined in Article IV) and, except in the case of clauses (a) and (b), contraventions, violations, breaches or defaults which, individually or in the aggregate, would not result in a material adverse change in such Seller’s ability to consummate the transactions contemplated by this Agreement.

For all purposes of this Agreement, the term “Governmental Authority” means any U.S. domestic, foreign or international, federal, state or local government, or any entity, authority, court, agency or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

Section 2.4.          No Consents. Other than any required filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other person or entity is necessary for the execution, delivery or performance by such Seller of this Agreement or the consummation of the transactions contemplated hereby to the extent related to such Seller.

Section 2.5.          Litigation. There are no legal or regulatory suits, actions, arbitrations or other proceedings (collectively, “Proceedings”) relating to such Seller or any of his assets, including the Shares, currently pending or threatened in writing against such Seller, and there are no outstanding orders, judgments or decrees binding upon such Seller or any of his assets, including the Shares, in each case which would have the effect of impairing or preventing the Seller’s ability to consummate the transactions contemplated by this Agreement.

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Section 2.6.          Ownership of Shares. Michael Steiner and Robert Steiner have good and valid title to the MS Shares and the RS Shares, respectively, in each case free and clear of all liens, claims, charges, encumbrances, pledges, options or other rights to acquire, rights of first refusal, mortgages or other security interests thereon, proxies, voting trusts or other similar agreement, adverse claims or other restrictions of any kind, including, without limitation, any restriction on use, voting, transfer, receipt or exercise of any other attribute of ownership (collectively, “Liens”) other than restrictions imposed generally by applicable securities Laws and those under the Steiner Stockholders Agreement (as defined in Article IV), which is to be terminated at or prior to the Closing. Subject to termination of the Steiner Stockholders Agreement, Michael Steiner and Robert Steiner have the absolute and unrestricted right, power, authority and capacity to sell, assign and transfer the MS Purchased Shares and the RS Purchased Shares, respectively, to the Purchaser in accordance with the terms hereof, and upon consummation of the transactions contemplated hereby, (a) the Purchaser will acquire the Purchased Shares from the Sellers free and clear of all Liens other than restrictions imposed generally by applicable securities Laws and those under the Purchaser-Sellers Stockholders Agreement and (b) Michael Steiner and Robert Steiner will own the balance of the MS Shares not sold to the Purchaser hereunder and the balance of the RS Shares not sold to the Purchaser hereunder, respectively, in each case free and clear of all Liens other than restrictions imposed generally by applicable securities Laws and those under the Purchaser-Sellers Stockholders Agreement.

Section 2.7.          Brokers’ and Finders’ Fees. Such Seller has not incurred, nor will such Seller incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby, for which the Company or the Purchaser will be liable.

Section 2.8.          No Undisclosed Liabilities to Sellers. As of the date of this Agreement, except (i) as set forth in the balance sheet of the Company as of the end of the most recent fiscal quarter included in the Company’s Quarterly Report on Form 10-Q most recently filed with the Securities and Exchange Commission prior to the date of this Agreement, (ii) amounts owed for the Company’s current pay period, (iii) normal business expenses in a total amount of approximately $15,000 charged by Michael Steiner or any employee of the Company to Michael Steiner’s credit card for the current month which have not yet been paid by the Company, and (iv) rent payments for the current month only owed to an Affiliate (as defined below) of the Sellers under and in accordance with that certain Lease dated November 1, 2014 with respect to the Company’s facilities located at 290 NE 68 Street, 297 NE 67 Street and 277 NE 67 Street, Miami, Florida, there are no amounts owed to such Seller or any of his Affiliates by the Company or any its Affiliates, and neither Seller nor any of their respective Affiliates has any claims or basis for claims against the Company or any of its Affiliates for amounts owed.

For all purposes of this Agreement, the term “Affiliate” or “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as of the date hereof as follows:

Section 3.1.          Organization. The Purchaser is a limited liability company duly organized and validly existing under the Laws of the State of Florida, and its status is active. The Purchaser has the limited liability company power and authority to own or lease its property and assets and to carry on its business as presently conducted.

Section 3.2.          Authorization; Enforceability. The Purchaser has the limited liability company power and authority to execute and deliver this Agreement and any other agreement being executed and delivered by it in connection with the transactions contemplated by this Agreement and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite limited liability company action. This Agreement and any other agreement being executed and delivered by the Purchaser in connection with the transactions contemplated by this Agreement have been duly authorized, executed and delivered by the Purchaser and constitute valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

Section 3.3.          Non-contravention. Neither the execution and delivery of this Agreement or any other agreement being executed and delivered by the Purchaser in connection with the transactions contemplated by this Agreement nor the performance by the Purchaser of its obligations hereunder or thereunder will: (a) contravene any provision contained in the Purchaser’s Articles of Organization or Operating Agreement; or (b) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (i) (i) any agreement or other instrument, or (ii) any Law or other restriction of any Governmental Authority, in each case, to which the Purchaser is a party or by which the Purchaser is bound or to which any of its assets or properties are subject, except in the case of clauses (a) and (b) contraventions, violations, breaches or defaults which, individually or in the aggregate, would not result in a material adverse change in the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

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Section 3.4.          No Consents. Other than any required filings under the Exchange Act, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other person or entity is necessary for the execution, delivery or performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5.          Litigation. There are no legal or regulatory Proceedings relating to the Purchaser, its affiliates, or any of their assets currently pending or threatened in writing against the Purchaser or its affiliates, and there are no outstanding orders, judgments or decrees binding upon the Purchaser or any of its affiliates, in each case which would have the effect of impairing or preventing the Purchaser’s or its affiliate’s ability to consummate the transactions contemplated by this Agreement.

Section 3.6.          Exemption from Securities Act of 1933; Investment Risk; Investment Intent. The Purchaser understands that the Purchased Shares being sold hereunder have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor qualified under any state securities Laws, and that they are being sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Purchaser contained herein. The Purchaser is acquiring the Purchased Shares solely for its own account for investment purposes (notwithstanding its operational interests) and not with a view toward the resale, transfer, or distribution thereof. The Purchaser understands that it must bear the economic risk of this investment in the Purchased Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

Section 3.7.          Legends. The Purchaser understands that legends shall be placed on the certificates evidencing the Purchased Shares to the effect that such shares have not been registered under the Securities Act or applicable state securities Laws, that appropriate notations thereof will be made in the Company's stock books, and that stop transfer instructions on the Purchased Shares will be placed with the transfer agent for such securities.

Section 3.8.          Executive Officer and Director. The Purchaser acknowledges that it has been informed by Michael Steiner that Michael Steiner has served as the Chairman of the Board of the Company since December 2012 and as President, Chief Executive Officer and a director of the Company since November 1998.

Section 3.9.          Suitability. The Purchaser has reviewed all of the Company's filings with the Securities and Exchange Commission as it deemed necessary including, without limitation, the Company's Annual Report on Form 10-K for the year ended June 30, 2014, Quarterly Reports on Form 10-Q for the quarters ended September 30, 2014 and December 31, 2014, all Current Reports on Form 8-K filed by the Company since July 1, 2014 and Proxy Statement used in connection with the Company's 2014 Annual Meeting of Stockholders. The undersigned has analyzed the risks attendant to an investment in the Purchased Shares and has made its decision to invest in the Purchased Shares based on its own analysis of the Company's business, financial condition, results of operations and prospects without representation or warranty with respect thereto from the Company. The Purchaser understands that its investment in the Purchased Shares involves a high degree of risk.

Section 3.10.         Knowledge and Experience. The Purchaser has such knowledge and experience in financial, tax and business matters so as to enable it to utilize the information made available to it in connection with the transactions contemplated by this Agreement to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto. The Purchaser understands that its investment in the Purchased Shares involves a high degree of risk.

Section 3.11.         Accredited Investor. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

Section 3.12.         Brokers’ and Finders’ Fees. The Purchaser has not incurred, nor will the Purchaser incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby, for which the Company or either Seller will be liable.

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ARTICLE IV

CLOSING DELIVERIES

Section 4.1.          Deliveries by the Sellers. Simultaneously herewith, the Sellers are delivering or causing to be delivered to the Purchaser the following:

(a)          A certificate, dated as of the date hereof and signed on behalf of the Company by its Secretary or other authorized officer, as to the Company Resolutions (as defined below);

(b)          Copies of any and all third party consents obtained in connection with the transactions contemplated by this Agreement;

(c)          A fully executed copy of the amendment to, or extension of, the Dealer Agreement, dated May 1, 2011, between Pellerin Milnor Corporation and Steiner Atlantic Corporation;

(d)           All stock certificates representing the Purchased Shares and stock powers duly executed by each Seller or other instruments of transfer reasonably requested by the Purchaser evidencing the transfer and assignment of the Purchased Shares to the Purchaser;

(e)          A copy of a written resignation notice duly executed and delivered to the Company by Michael Steiner relating to his resignation as Chairman, Chief Executive Officer and President of the Company but not from any other position with the Company or any of its Subsidiaries;

(f)          A copy of the agreement or other instrument terminating that certain Stockholders Agreement, dated December 2, 2013, between the Sellers (the “Steiner Stockholders Agreement”), duly executed by each Seller;

(g)          The Stockholders Agreement by and among the Purchaser, Henry M. Nahmad and each Seller in substantially the form attached hereto as Exhibit A (the “Purchaser-Sellers Stockholders Agreement”), duly executed by each Seller; and

(h)          The Non-Competition and Non-Solicitation Agreement by Michael Steiner in favor of the Company and the Purchaser (the “Non-Competition and Non-Solicitation Agreement”) in form and substance reasonably acceptable to each of Michael Steiner, the Company and the Purchaser, duly executed by Michael Steiner and, on behalf of the Company, another authorized officer of the Company.

The term “Company Resolutions” means resolutions duly adopted by the Board of Directors of the Company, which shall be in full force and effect as of the date hereof and shall not have been modified, amended, rescinded or withdrawn in any respect following their adoption, (a) approving the transactions contemplated hereby (including the purchase and sale of the Purchased Shares) for purposes of Section 203 of the Delaware General Corporation Law (“Section 203”) such that the none of the Purchaser nor any member, manager or other Affiliate of the Purchaser shall be subject to the restrictions or conditions of Section 203 by virtue of the transactions contemplated hereby, (b) approving the Company’s execution, delivery and performance of all agreements to be entered into by the Company at the Closing, as set forth in this Article IV, and (c) effective at the Closing, (i) appointing Henry M. Nahmad to the Company’s Board of Directors and the taking of all actions in connection therewith, including increasing the size of the Company’s Board of Directors to allow for such appointment, (ii) appointing Henry M. Nahmad as Chairman of the Board, Chief Executive Officer and President of the Company, and (iii) appointing Michael Steiner as Executive Vice President of the Company.

Section 4.2.          Deliveries by the Purchaser. Simultaneously herewith, the Purchaser is delivering or causing to be delivered to the Sellers the following:

(a)          The Purchase Price in accordance with Article I;

(b)          The Purchaser-Sellers Stockholders Agreement, duly executed by Henry M. Nahmad and an authorized officer or manager of the Purchaser; and

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(c)          The Non-Competition and Non-Solicitation Agreement, duly executed by an authorized officer of or manager of the Purchaser.

ARTICLE V

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 5.1.          Survival of Representations and Warranties. Each of the representations and warranties in ARTICLE II and ARTICLE III shall survive the Closing until the expiration of the applicable statute of limitations. Proceedings arising out of or related to the breach of any representation or warranty contained in this Agreement may only be brought or made if written notice of such claim or Proceeding with a reasonable description of the factual basis for the same (to the extent known to such Party) is given to the indemnifying Party on or before the applicable survival date described in the preceding sentence. The Parties’ indemnification obligations under this ARTICLE V shall survive the Closing.

Section 5.2.          Indemnification by Sellers. Each of the Sellers, severally and not jointly, shall indemnify and hold harmless the Purchaser and the Purchaser’s Indemnified Persons (as hereinafter defined) for, and will pay to the Purchaser and such Indemnified Persons, the amount of, all Damages (as hereinafter defined) to the extent arising from, attributable to, or in connection with any breach of any representation or warranty made by such Seller in ARTICLE II of this Agreement. In no event shall the liability of each Seller hereunder be greater than the Purchase Price for such Seller’s Purchased Shares.

Section 5.3.          Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Sellers and the Sellers’ Indemnified Persons for, and will pay to the Sellers and such Indemnified Persons the amount of, all Damages, to the extent arising from, attributable to, or in connection with any breach of any representation or warranty made by the Purchaser in ARTICLE III of this Agreement. In no event shall the aggregate liability of the Purchaser to either Seller collectively with such Seller’s Indemnified Persons hereunder, together with the aggregate liability of the Purchaser to such Seller collectively with such Seller’s Indemnified Persons under Section 1.01(d) of the Purchaser-Sellers Stockholders Agreement, be greater than the Purchase Price for such Seller’s Purchased Shares.

Section 5.4.          Definitions. For purposes of this Agreement, “Indemnified Persons” shall mean, with respect to any Person, such Person's Affiliates and its and their respective officers, directors, owners, managers, members, partners, employees, agents, consultants, advisors, other representatives, heirs, executors and administrators, and “Damages” shall mean any and all loss (including loss of value), liability, claim, damage, cost, fine, deficiency, judgment, award, settlement and expense (including, without limitation, interest, penalties, costs of investigation and defense and the reasonable fees and expenses of attorneys and experts).

Section 5.5.          Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim asserted by a third party (a “Third Party Claim”), the person or entity seeking indemnification pursuant to this Article V (the “Indemnified Party”) shall give prompt written notice to the Party from which indemnification is sought pursuant to this Article V (the “Indemnifying Party”) of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve any Indemnifying Party of his or its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give prompt written notice. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in his or its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party, unless counsel to the Indemnified Party shall have reasonably concluded that there is a conflict of interest for such counsel in representing the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim unless it has acknowledged and agreed in a separate writing that it is responsible, subject to the limitations of this Article V, for the indemnity giving rise to such Third Party Claim and will defend such Third Party Claim subject to the limitations of this Article V. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at his or its own expense; provided, however, that, in the case of any Third Party Claim or demand described in the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such Third Party Claim or demand which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, delayed or withheld.

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ARTICLE VI

MISCELLANEOUS

Section 6.1.          Notices. Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the business day following the date of mailing, if sent by nationally recognized overnight courier service, specifying next business day delivery, (b) the third business day following the date of mailing, if sent by certified mail, return receipt requested, postage prepaid, or (c) upon actual receipt by the Party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to Michael Steiner:	Michael S. Steiner 290 N.E. 68th Street Miami, FL 33138

If to Robert Steiner:	Robert M. Steiner 359 29th Avenue San Francisco, CA 94121

If to the Purchaser:	Symmetric Capital LLC c/o EnviroStar, Inc. 290 N.E. 68th Street Miami, FL 33138 Attn.: Henry M. Nahmad

With a copy (which shall not constitute notice) to:	Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. Museum Tower 150 West Flagler Street, Suite 2200 Miami, FL 33130 Attn.: Eric Solomon

or, in each case, to such other address as may be designated in writing hereafter, in the same manner, by such Party by prior notice to the other Party or Parties, as the case may be, in accordance with this Section 6.1.

Section 6.2.          Expenses; Prevailing Party. Regardless of whether the transactions provided for in this Agreement are consummated, each Party shall pay his or its own expenses (including attorneys’ fees) incident to this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, in the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party or parties for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 6.3.          Governing Law; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of this Agreement or the transactions contemplated by this Agreement (whether brought against a Party hereto or his or its respective Affiliates, directors, officers, securityholders, members, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the Miami-Dade County, Florida. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the interpretation or enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such Proceeding is improper. Each Party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by applicable Law.

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TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 6.4.          Further Assurances. The Parties agree to make, execute and deliver all such additional and further acts, things, deeds and instruments as the other Parties may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the other Parties their rights under this Agreement and the other agreements being executed in connection herewith, including in the case of the Purchaser, its rights in the Purchased Shares.

Section 6.5.          Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives, and permitted assigns. Except as expressly set forth herein, including with respect to the rights of Indemnified Parties, this Agreement shall be for the sole benefit of the Parties and their respective successors, legal representatives and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors, legal representatives and permitted assigns, any legal or equitable right, remedy or claim hereunder.

Section 6.6.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the parties that the facsimile copy (or a photocopy or PDF copy) of any signature printed by a receiving facsimile machine or computer printer shall be deemed an original signature and shall have the same force and effect as an original signature.

Section 6.7.          Titles and Headings. The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 6.8.          Entire Agreement. This Agreement and the other documents being executed by the parties in connection herewith, including the Purchaser-Sellers Stockholders Agreement and the Non-Competition and Non-Solicitation Agreement, constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 6.9.          Amendments; Waiver. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by all of the Parties, or, in the case of a waiver, by the Party or Parties entitled to the benefit of the provision being waived. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 6.10.         Public Announcement. Any public announcement made by or on behalf of any Party hereto concerning this Agreement or the transactions contemplated hereby or any other aspect of the dealings between the Parties as contemplated hereby must first be approved by the other Party or Parties (any such approval not to be unreasonably withheld or delayed), subject to applicable Law, including, without limitation, the Exchange Act and the rules and regulations promulgated thereunder, provided in any event such Party shall use commercially reasonable best efforts in good faith to consult with the other Party or Parties as to all such public announcements. Michael Steiner shall use his commercially reasonable best efforts to cause the Company to comply with the preceding sentence as if the Company was a party hereto.

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Section 6.11.         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court of competent jurisdiction determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the full extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

SYMMETRIC CAPITAL LLC

By:	/s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Manager

SELLERS:

/s/ Michael S. Steiner
Michael S. Steiner

/s/ Robert M. Steiner
Robert M. Steiner

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